Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 27, 2013 with respect to the financial statements of Wheelz, Inc. included in Zipcar, Inc’s Form 10-K. We hereby consent to the inclusion of said report in this Form 10-K and to the incorporation by reference in the Registration Statements of Zipcar, Inc. on Forms S-8 (No. 333-179546 and 333-173611).

/s/ GRANT THORNTON LLP

San Francisco, California

March 4, 2013